Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Joy Marshall
joy_marshall@ucbi.com
(864) 241-8738

United Community Banks, Inc. Names Industry Veteran Sally Pope Davis to Board of Directors
GREENVILLE, S.C. – Sept. 4, 2024 – United Community Banks, Inc. is pleased to announce the addition of Sally Pope Davis to its Board of Directors.
Davis recently retired as a managing director after a 35-year career at Goldman Sachs. She co-led one of the industry’s largest small-cap value funds during her tenure at Goldman Sachs Asset Management, while also having specific responsibilities for and expertise in investments across the financial sector, including banking, insurance, capital markets and specialty finance companies. She joined Goldman Sachs in 1989 where she spent her first decade as a sell-side research analyst focused on U.S. regional banking companies.
"Sally brings a wealth of experience and unparalleled expertise in the U.S. banking industry to our board," said Chairman and CEO Lynn Harton. "Her proven track record of analyzing and investing within the financial industry is exceptional. Her unique combination of knowledge and skills is a rare asset that will undoubtedly be instrumental to our future success.”
“Sally was a highly regarded and successful investor in the banking industry for many years. We are honored and grateful that she has chosen to bring that experience to the United Board,” said Thomas Richlovsky, Lead Director.
Davis started her career in finance at Chase Manhattan Bank in 1981, where she held positions in corporate finance, specializing in financial institutions, and was a vice president in capital planning for the corporation. She joined Brown Brothers Harriman in 1987 to cover regional banks as a sell-side analyst.
“I am excited and honored to join the United Board. I look forward to collaborating with the strong team that has created a culture of success and hope to continue their mission,” said Davis.
Additionally, Davis is a board member at First Financial Bankshares (NASDAQ: FFIN), as well as First Financial Bank and First Financial Trust and Asset Management. She also serves on the board of Cincinnati-based Core Specialty Insurance Holdings, Inc. She received an MBA from the University of Chicago and graduated summa cum laude with a bachelor’s degree in finance from the University of Connecticut.
For the full list of the United Community Banks, Inc. Board of Directors, please visit https://ir.ucbi.com/corporate-governance/board-directors.

About United Community Banks, Inc.
United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top 100 U.S. financial institution that is committed to improving the financial health and well-being of its customers and the communities it serves. United Community provides a full range of banking, wealth management and mortgage services. As of June 30, 2024, United Community Banks, Inc. had $27.1 billion in assets, 203 offices across Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee, as well as a national SBA lending franchise and a national equipment lending subsidiary. In 2024, United Community became a 10-time winner of J.D. Power’s award for the best customer satisfaction among consumer banks in the Southeast region and was recognized as the most trusted bank in the Southeast. In 2023, United was named by American Banker as one of the “Best Banks to Work For” for the seventh consecutive year and was recognized in the Greenwich Excellence and Best Brands Awards, receiving 15 awards that included national honors for overall satisfaction in small business banking and middle market banking. Forbes has also consistently listed United Community as one of the World’s Best Banks and one of America’s Best Banks. Additional information about United can be found at ucbi.com.
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